EXHIBIT 99.9

CONSENT OF DIRECTOR

February 7, 2012

United Rentals, Inc.

Five Greenwich Office Park

Greenwich, Connecticut 06831

Ladies and Gentlemen:

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and in connection with the Registration Statement on Form S-4 (Registration No. 333-179039) and the joint proxy statement/prospectus included therein (together, the “Registration Statement”) filed by United Rentals, Inc., I hereby consent to being named and described as a prospective member of the boards of directors of United Rentals, Inc. and United Rentals (North America), Inc. (“United Rentals”) in the Registration Statement and any amendment or supplement to the joint proxy statement/prospectus included in such Registration Statement, any amendment to such Registration Statement or any subsequent Registration Statement on Form S-4 filed pursuant to Rule 462(b) under the Securities Act and to the filing or attachment of this consent as an exhibit to such Registration Statement and any amendment or supplement thereto. I understand that I will join the board of United Rentals if (i) I am appointed to such board by the existing board and (ii) the closing of the merger of RSC Holdings, Inc. (“RSC”) with and into United Rentals contemplated by the merger agreement, dated December 15, 2011, entered into between United Rentals and RSC, has occurred.

/s/ Donald C. Roof
Donald C. Roof